Exhibit 16.1

[J.W. HUNT AND COMPANY, LLP LETTERHEAD]

March 21, 2008

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC  20549

Re: SCBT Financial Corporation

We have read the statements that we understand SCBT Financial Corporation will include under Item 4 of the Form 8-K/A report it will file regarding the change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ J.W. Hunt and Company, LLP